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EXHIBIT 7(k)

FORM OF STANDSTILL AGREEMENT

        This Standstill Agreement (this "Agreement") is entered into as of                            , 2003, by and between UnitedGlobalCom, Inc., a Delaware corporation ("United"), and Liberty Media Corporation, a Delaware corporation ("Liberty").

Background

        Pursuant to a Share Exchange Agreement, dated as of August     , 2003 (the "Share Exchange Agreement"), by and among Liberty and the holders of the Class B Stock (the "Stockholders"), the Stockholders are transferring to [identify Liberty or its designee, as appropriate] all of the outstanding shares of Class B Stock, in exchange (the "Exchange") for shares of Series A common stock, par value $0.01 per share of Liberty and cash as set forth therein.

        By virtue of the Exchange, the Stockholders Agreement, dated as of January 30, 2002 (the "Stockholders Agreement"), among United, Liberty, certain subsidiaries of Liberty and the Persons designated on the signature pages thereof as Founders will terminate in accordance with its terms. Upon termination of the Stockholders Agreement, among other things, the Standstill Agreement, dated as of January 30, 2002 (the "Old Standstill Agreement"), among United, Liberty and certain Liberty subsidiaries, and the Voting Agreement, dated as of January 30, 2002, among United and the Persons designated on the signature pages thereof as Founders, will each terminate in accordance with its terms, and the Class C Stock will be freely convertible into Class B Stock in accordance with the Restated Certificate of Incorporation of United.

Agreement

        In consideration of the promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        Section 1: Certain Definitions.

        In this Agreement, the following terms have the following meanings.

        Affiliate. When used with reference to a specified Person, any Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified; provided that (i) no officer or director of a Person, or any Affiliate of such officer or director, investing for his, her or its own account or otherwise acting in his, her or its individual capacity, and no director of a Person, or any Affiliate of such director, acting in his, her or its capacity as an officer, director, trustee, representative or agent of a Person that is not an Affiliate of the specified Person, and in each case not in concert with or at the direction or request of such specified Person, shall be deemed to be an Affiliate of such specified Person, (ii) none of Liberty and its Controlled Affiliates shall be deemed to be an Affiliate of United or any of its Controlled Affiliates and (iii) none of United and its Controlled Affiliates shall be deemed to be an Affiliate of Liberty and its Controlled Affiliates.

        Agreement. As defined in the preamble.

        Board: The Board of Directors of United.

        Business Day. Any day other than Saturday, Sunday and a day on which banks are required or permitted to close in Denver, Colorado or New York, New York.

        Buyout Transaction. A tender offer, exchange offer, merger or other transaction, as Liberty or the applicable Controlled Affiliate of Liberty may elect, that involves an offer to acquire or results in the acquisition of all of the outstanding shares of Common Stock held by Persons who are not Affiliates of Liberty ("Unaffiliated Stock").

        Class A Stock. The Class A common stock, $0.01 par value per share, of United.

        Class B Stock. The Class B common stock, $0.01 par value per share, of United.

        Class C Stock. The Class C common stock, $0.01 par value per share, of United.

        Common Stock. The Class A Stock, the Class B Stock and the Class C Stock.

        Control and derivative terms. The possession directly or indirectly of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

        Controlled Affiliate. When used with reference to a specified Person, an Affiliate of such Person that such Person directly, or through one or more intermediaries, Controls; provided that, none of United and its Controlled Affiliates shall be deemed to be a Controlled Affiliate of Liberty.

        Control Transfer. Any sale, exchange, transfer or other disposition by Liberty or any of its Controlled Affiliates in one or more transactions of a number of shares of Common Stock representing Control of United, and any indirect transfer of such number of shares through any transfer of Control or relinquishment of Control of any Controlled Affiliate, to a Person that, after giving effect to such transaction (or the last such transaction), is not a Controlled Affiliate of Liberty, or to two or more Persons that, after giving effect to such transaction (or the last such transaction), are not Controlled Affiliates of Liberty and who together constitute a Group for purposes of such transferred Common Stock, but excluding a transfer by operation of law in connection with any merger, consolidation, statutory share exchange or similar transaction involving United.

        Equity Securities. The Common Stock and any other voting securities issued by United (other than preferred stock with customary limited voting rights).

        Exchange Act. The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        Fair Price. The fair market value of a share of Common Stock determined using methodologies customarily employed by investment bankers in determining the fair market value of shares of publicly held companies, without applying any discount or premium for minority interests in the Common Stock and without regard to the transaction giving rise to the determination of Fair Price.

        Family Member. With respect to a person includes such person's spouse, parents, grandparents, children, grandchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law.

        Governmental Authority. Any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

        Group. As defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

        Independent Directors. A director of United who would be considered to be independent as to United and Liberty under the applicable rules of the Nasdaq Stock Market and who is not a Stockholder or an Affiliate or Family Member of a Stockholder.

        Liberty. As defined in the preamble.

        Maximum Percentage. As of any relevant date, ninety percent of the total number of shares of Common Stock then outstanding.

        Old Standstill Agreement. As defined in the recitals.

        Person. Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity, and shall include any successor (by merger or otherwise) of such entity.

        Qualified Appraiser. An investment banking firm of nationally recognized standing with experience in valuing businesses of the type then engaged in by United.

        Rights. Any securities of United (which may include Equity Securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into Equity Securities of United (with or without consideration) or that carry any right to subscribe for or acquire Equity Securities or securities exercisable, convertible or exchangeable for or into Equity Securities of United.

        Securities Act. The Securities Act of 1933, as amended, and the rules and regulations thereunder.

        Short-Form Merger. A merger of a parent and subsidiary or subsidiaries as contemplated by Section 253 of the Delaware General Corporation Law (or any successor provision of such law) or the equivalent under the law of any other applicable jurisdiction with respect to which statutory appraisal rights are available to holders of minority interests.

        Unaffiliated Stock. As defined in the definition of Buyout Transaction.

        United. As defined in the preamble.

        Section 2: Acquisition of Common Stock; Other Covenants.

        (a)   Liberty shall not, and shall not permit any of its Controlled Affiliates to, acquire any additional shares of Common Stock if immediately after such acquisition the number of shares of Common Stock owned, in the aggregate, by Liberty and its Controlled Affiliates would exceed the Maximum Percentage (a "Triggering Acquisition"), unless before or promptly following the Triggering Acquisition, or in connection therewith, Liberty commences or causes to be commenced a Buyout Transaction that complies with one of the following provisions of this Section 2. Liberty shall not be in breach of this Section 2(a) solely because Liberty and its Controlled Affiliates own, in the aggregate, a number of shares of Common Stock exceeding the Maximum Percentage after and because of any action taken by United or any Affiliate of United (including the repurchase or redemption by United or any of its Affiliates of Equity Securities or Rights, the issuance of Equity Securities or Rights, including pursuant to an offer by United or any of its Affiliates to its security holders of rights to subscribe for Equity Securities, the expiration of Rights, or the declaration by United of a dividend in respect of any class of Equity Securities payable at the election of such security holders either in cash or in Equity Securities) in respect of which Liberty or a Controlled Affiliate of Liberty shall not have taken any action except as permitted to be taken by holders of Equity Securities or Rights in their capacities as such (including as a result of an election not to tender any of such Equity Securities owned by Liberty or its Controlled Affiliates pursuant to any such offer to repurchase, an election to purchase Equity Securities or Rights pursuant to any such subscription offer or an election to be paid a dividend in respect of the Equity Securities owned by Liberty or its Controlled Affiliates in Equity Securities or Rights instead of cash).

        (b)   The Buyout Transaction may be effected as a Short-Form Merger on such terms and conditions as Liberty or its Controlled Affiliate may determine in its sole discretion. A Buyout Transaction in the form of a Short-Form Merger will be deemed to have been promptly commenced if a public announcement of the intention to effect a Short-Form Merger is made promptly following the Triggering Acquisition and Liberty or the applicable Controlled Affiliate commences taking the steps required to effect the Short-Form Merger as promptly as practicable thereafter.

        (c)   If the Buyout Transaction is to be effected other than through a Short-Form Merger, then Liberty or the applicable Controlled Affiliate shall disclose to the Board the manner in which the Buyout Transaction is to be effected and the consideration to be paid or delivered therefor, which notice, in the case of a tender offer or exchange offer or similar transaction, may be given contemporaneously with the commencement thereof.

        (d)   If the Buyout Transaction is to be effected by operation of law through a merger, consolidation or other reorganization (other than a Short-Form Merger) and a majority of the Independent Directors have not voted against approval by the Board of the proposed transaction, then such Buyout Transaction may be effected on the terms and for the consideration approved by the Board. If a majority of the Independent Directors have voted against approval by the Board of the proposed transaction, United shall promptly so notify Liberty or the applicable Controlled Affiliate and the Buyout Transaction will be suspended pending the determination of the Appraised Value of a share of Common Stock pursuant to Section 2(f). Following such determination, Liberty or the applicable Controlled Affiliate may, but will not be obligated to, proceed with the Buyout Transaction provided that the value of the consideration per share of Common Stock to be received by the holders of Unaffiliated Stock, as determined by the Board at the time the definitive agreement for such Buyout Transaction is approved, is not less than the Appraised Value.

        (e)   If the Buyout Transaction is a tender offer, exchange offer or other transaction that is not by operation of law, and a majority of the Independent Directors have not voted to recommend against acceptance of such Buyout Transaction, then such Buyout Transaction may be effected for the same or any greater consideration than that notified to the Board. If a majority of the Independent Directors have voted to recommend against acceptance of such Buyout Transaction, then United shall promptly so notify Liberty or the applicable Controlled Affiliate and the Buyout Transaction will be suspended pending the determination of the Appraised Value of a share of Common Stock pursuant to Section 2(f). Following such determination, Liberty or the applicable Controlled Affiliate may, but will not be obligated to, proceed with the Buyout Transaction provided that the value of the consideration offered per share of Common Stock, as determined by the Board at the time the transaction is permitted to proceed, is not less than the Appraised Value.

        (f)    Within ten days after Liberty's receipt of a notice from United pursuant to Section 2(d) or 2(e) above, each of Liberty and United, by action of a committee of the Board comprised solely of the Independent Directors, shall select a Qualified Appraiser, each of which Qualified Appraisers shall make a determination (each such determination, an "Appraisal") of the Fair Price of a share of the Common Stock and shall deliver the written report of such Appraisal to the parties within 20 days following the retention of such Qualified Appraiser. If the higher of such Appraisals is less than or equal to 110% of the lower of such Appraisals, then the Appraised Value shall be equal to the arithmetic average of such Appraisals. If the higher of such Appraisals is greater than 110% of the lower of such Appraisals, then a third Qualified Appraiser shall be selected by the first two Qualified Appraisers within five days after the final initial Appraisal is completed. The third Qualified Appraiser shall make an Appraisal of the Fair Price of a share of the Common Stock and shall deliver the written report of such Appraisal within 20 days following the retention of such third Qualified Appraiser, and the Appraised Value shall equal the arithmetic average of the two of such three Appraisals closest in value (or if there are no such two, then of all three Appraisals).

        (g)   In connection with any Appraisal of the Fair Price of a share of Common Stock pursuant to this Agreement, United shall, and shall cause its Controlled Affiliates to, cooperate with such Appraisal and any Qualified Appraiser. In furtherance and not in limitation of the foregoing, in connection with any Appraisal United will, and will cause each of its Controlled Affiliates to, (i) provide all requested books, records and financial information regarding such Person and such Person's business, assets, properties and financial condition to each such Qualified Appraiser, (ii) make its officers available to such Qualified Appraiser in order to answer questions about such Person's business, assets, properties and financial condition and (iii) otherwise take such actions as may be necessary in order to ensure that the Qualified Appraisers are in possession of all information necessary to complete the Appraisals within the time frames specified above.

        Section 3: Control Transaction.

        Liberty shall not effect or permit to be effected a Control Transfer, unless the Person that, after giving effect to such transaction, will Control United, delivers to United an undertaking to become a party to this Agreement with the same rights and obligations as if it had been named as Liberty hereunder, and upon such delivery Liberty shall be released from all obligations under this Agreement.

        Section 4: Stockholders Agreement.

        In consideration of the covenants made by Liberty herein, United hereby agrees that the covenants made by it in Section 10(a) of the Stockholders Agreement shall remain in effect, notwithstanding the termination of the Stockholders Agreement, with the same force and effect as if set forth in full herein.

        Section 5: Representations and Warranties.

        Each of Liberty, on the one hand, and United, on the other, represent and warrant to each other as of the date of this Agreement as follows:

        (a)   Such party has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes such party's valid and binding obligation, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (b)   Such party has obtained all authorizations, permits, approvals or consents of any Persons, including all authorizations, permits, approvals or consents of any Governmental Authorities, necessary to enter into and perform its obligations under this Agreement, except as would not, individually or in the aggregate, adversely affect such party's ability to perform its obligations under this Agreement.

        (c)   This Agreement and the transactions it contemplates do not conflict with any applicable law or any contract or agreement to which it is a party or constitute a default under any such contract or agreement, except as would not, individually or in the aggregate, adversely affect such party's ability to perform its obligations under this Agreement.

        Section 6: Remedies. Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, the nonbreaching party would be irreparably harmed and could not be made whole by monetary damages. Accordingly, the parties to this Agreement, in addition to any other remedy to which they may be entitled hereunder or at law or in equity, shall be entitled to compel specific performance of this Agreement.

        Section 7: Termination. The provisions of this Agreement will expire on June 25, 2010.

        Section 8: Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, shall be deemed to have been duly given when delivered personally or, sent by telecopy, or recognized service providing for guaranteed delivery, addressed as follows:

  (a)
  If to United, to it at:

      UnitedGlobalCom, Inc.
      4643 South Ulster Street
      Suite 1300
      Denver, Colorado 80237
      Attention: President
      Fax:(303) 770-4207

  with copies to:

      UnitedGlobalCom, Inc.
      4643 South Ulster Street
      Suite 1300
      Denver, Colorado 80237
      Attention: General Counsel
      Fax: (303) 770-4207

  and to

      Holme Roberts & Owen LLP
      1700 Lincoln, Suite 4100
      Denver, Colorado 80203
      Attention: W. Dean Salter, Esq.
      Fax: (303) 866-0200

  (b)
  If to Liberty, to it at:

      Liberty Media Corporation
      12300 Liberty Blvd.
      Englewood, Colorado 80112
      Attention: President
      Fax:(720) 875-5382

  with copies to:

      Liberty Media Corporation
      12300 Liberty Blvd.
      Englewood, Colorado 80112
      Attention: Elizabeth M. Markowski, Esq.
      Fax:(720) 875-5858

  and to

      Baker Botts L.L.P.
      30 Rockefeller Plaza
      New York, New York 10112
      Attention: Robert W. Murray, Esq.
      Fax: (212) 408-2501

or to such other person or address or addresses as Liberty or United shall specify by notice in accordance with this Section 8. All notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the first Business Day after delivery was guaranteed by a recognized delivery service, except that any change of address shall be effective only upon actual receipt. Written notice given by telecopy shall be deemed effective when confirmation is received by the sending party.

        Section 9: Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements (except to the extent referenced hereby), oral or otherwise, regarding the subject matter hereof shall have any effect unless in writing and executed by the parties after the date of this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes and discharges the Old Standstill Agreement; provided that, United's obligations under the final sentence of Section 9(b) of the Old Standstill Agreement shall survive the execution and delivery hereof and the termination of the Old Standstill Agreement.

        Section 10: Applicable Law, Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by Colorado law without regard to conflict of law rules. The parties hereby irrevocably submit to the exclusive jurisdiction of any Colorado State or United States Federal court sitting in Colorado, and the undersigned hereby irrevocably agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard and determined in such a State or Federal court. The undersigned further waive any objection to venue in such State and any objection to any action or proceeding in such State on the basis of a non-convenient forum. Each party hereby IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY in any proceeding brought with respect to this Agreement or the transactions contemplated hereby.

        Section 11: Headings. The headings in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

        Section 12: Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which will constitute a single agreement.

        Section 13: Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, and their permitted successors and assigns any benefits, rights or remedies. Except as contemplated by Section 3 hereof, neither this Agreement nor the rights or obligations of any party may be assigned or delegated, by operation of law or otherwise without the prior written consent of Liberty and United.

        Section 14: Severability. The invalidity or unenforceability of any provision of this Agreement in any application shall not affect the validity or enforceability of such provision in any other application or the validity or enforceability of any other provision.

        Section 15: Waivers and Amendments. No waiver of any provision of this Agreement shall be deemed a further or continuing waiver of that provision or a waiver of any other provision of this Agreement. This Agreement may not be amended except in a writing signed by United and Liberty. The Board, by majority vote of the Independent Directors, may in it sole discretion waive any provision of this Agreement that imposes obligations on or restricts the rights of or actions by Liberty.

        Section 16: Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require, the words "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; the words "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof; any pronoun shall include the corresponding masculine, feminine and neuter forms; the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations; references to "Article," "Section" or another subdivision are to an article, section or subdivision hereof; and all references to "the date hereof," "the date of this Agreement" or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date. Any reference herein to a "day" or number of "days" (without the explicit qualification of "Business") shall be deemed to refer to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

        Section 17: Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNITEDGLOBALCOM, INC., a Delaware corporation
By:	Name: Title:
LIBERTY MEDIA CORPORATION, a Delaware corporation
By:	Name: Title:

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FORM OF STANDSTILL AGREEMENT